ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is made as of February 28, 2011, by and among Soundtech LLC, a Delaware limited liability company (“Buyer”), Audiovox Corporation, a Delaware corporation (“Parent”), Fred S. Klipsch, as Sellers' Representative (Mr. Klipsch or any successor representative designated pursuant to the Purchase Agreement (as defined below), “Sellers' Representative” and together with Buyer and Parent are sometimes referred to individually in this Escrow Agreement as a “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, N.A., a national banking association, as escrow agent hereunder (“Escrow Agent”).
WHEREAS:
A.Buyer, Parent, each shareholder (each a “Seller” and collectively “Sellers”) of Klipsch Group, Inc., an Indiana corporation (the “Company”) and the Company are parties to that certain Stock Purchase Agreement dated as of February 3, 2011 (the “Purchase Agreement”).
B.Pursuant to the Purchase Agreement, Buyer has agreed to purchase, and Sellers have agreed to sell, the Shares (as defined in the Purchase Agreement) for the Purchase Price (as defined in the Purchase Agreement).
C.Pursuant to the Purchase Agreement, on the Closing Date (as defined in the Purchase Agreement), Buyer will deposit the Escrow Funds and NWC Holdback with the Escrow Agent.
D.Pursuant to Section 4.6 of the Purchase Agreement, Fred S. Klipsch has been designated as the initial Sellers' Representative, in part to take actions with respect to the Escrow Account (as defined below).
E.In order to administer the Escrow Account, the parties hereto have entered into this Escrow Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto, for themselves, their successors and assigns, hereby agree to the foregoing and as follows:

1.Definitions.
(a)All capitalized terms used herein shall have the same meaning as provided for in the Purchase Agreement, unless the capitalized term is expressly defined herein.
(b) “Escrow Account” has the meaning set forth in Section 3(a) of this Escrow Agreement.
(c)“Escrow Earnings” has the meaning set forth in Section 5 of this Escrow Agreement.
(d) “Escrow Funds” means $13,000,000 deposited with the Escrow Agent with respect to indemnification claims under the Purchase Agreement.
(e) “NWC Holdback” means $2,500,000 deposited with the Escrow Agent with respect to the Cash Payment Amount adjustment set forth in Section 1.3 of the Purchase Agreement.
(f)“Sellers' Representative” has the meaning set forth in the first paragraph of this Escrow Agreement.
(g)“Written Direction” shall mean a written notification, signed by Buyer or by Sellers' Representative, substantially in the form attached hereto as Exhibit B.
2.Appointment of and Acceptance by Escrow Agent. Buyer and Sellers' Representative hereby appoint JPMorgan Chase Bank, N.A.. to serve as Escrow Agent hereunder. Escrow Agent hereby accepts such appointment and agrees to hold and disburse all NWC Holdback/Escrow Funds and Escrow Earnings in accordance with this Escrow Agreement.
3.Escrow Account.

(a)Escrow Agent shall establish an escrow account (the “Escrow Account”) to receive the NWC Holdback/Escrow Funds.
(b)At the Closing Date, Buyer shall deposit by wire transfer the Escrow Funds and NWC Holdback into the Escrow Account, pursuant to the following wire instructions:
JPMorgan Chase Bank
ABA No.     021000021
Acct Name:     Incoming Wire DDA
Account No.:    507198883
Reference:    Soundtech/Audiovox Escrow #899573133
Attn:     Rory Nowakowski

4.Disbursement of Funds. Subject to Section 10, Escrow Agent shall distribute the NWC Holdback/Escrow Funds only as follows:
(a)Net Working Capital Adjustment. Within three Business Days following the determination of Final Closing Date Net Working Capital, Sellers' Representative will provide a Written Direction to Escrow Agent (with a copy simultaneously delivered to Buyer) identifying the amount, if any, of the NWC Holdback to be paid to Buyer to effectuate the Cash Payment Amount adjustment set forth in Section 1.3 of the Purchase Agreement. Any portion of the NWC Holdback not due to Buyer will be paid to Sellers and allocated among them as set forth on Exhibit C. All payments will be made by wire transfer to one or more accounts designated in the Written Direction. The Escrow Agent will, subject to Section 8 hereof, promptly, and in any event within three Business Days of its receipt of the Written Direction, release and distribute to Buyer or Sellers, or apportion among them, as applicable, all amounts payable under this Section 4(a).
(b)Indemnification Claims. From and after the date of this Escrow Agreement, Buyer may deliver to Sellers' Representative and Escrow Agent a Written Direction for claims subject to indemnification by one or more Sellers pursuant to the Purchase Agreement. If Buyer submits a Written Direction, Escrow Agent will, not sooner than, but promptly after, the date which is 30 calendar days of receipt, distribute such portion of the Escrow Funds set forth in the Written Direction in immediately available funds by wire transfer to one or more accounts designated by Buyer in writing, unless Escrow Agent receives written notice from Sellers' Representative of its objection to such distribution no later than 5:00 PM Chicago time on the 30th calendar day following Escrow Agents' receipt of Buyer's Written Direction (in which case Escrow Agent shall conduct itself in accordance with Section 8 of this Escrow Agreement). Buyer shall deliver to Sellers' Representative a copy of each Written Direction, it submits hereunder on the same date that such Written Direction is provided to Escrow Agent, and Sellers' Representative shall deliver to Buyer and all Sellers a copy of any objection to a distribution specified in a Written Direction on the same date that such objection is provided to Escrow Agent. For the purposes of calculating the foregoing period, the date of receipt shall be counted.
5.Holding of Funds. Escrow Agent shall hold the NWC Holdback/Escrow Funds in the Escrow Account in accordance with the provisions hereof. Escrow Agent shall not be responsible for any loss resulting from investments of the NWC Holdback/Escrow Funds made pursuant to this Agreement. Buyer and Sellers' Representative may from time to time instruct the Escrow Agent in writing, to invest the NWC Holdback/Escrow Funds and investment income earned thereon in any other investment (“Alternative Investment”). If the Escrow Agent has not received written instructions from Buyer and Sellers' Representative at any time an investment decision must be made, the Escrow Agent shall invest the NWC Holdback/Escrow Funds and any investment income earned thereon in the JPMorgan Money Market Deposit Account (“MMDA”). MMDA has rates of compensation that may vary from time to time based upon market conditions. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the NWC Holdback/Escrow Funds consisting of investments to provide for payments required to be made under this Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties. The Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment. Buyer and Sellers' Representative acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice. All earnings received from the investment of the NWC Holdback/Escrow Funds and investment income (“Escrow Earnings”) shall be paid to Sellers in accordance with the Written Direction provided to Escrow Agent by Sellers' Representative and shall not be (i) deemed at any time to be part of the NWC Holdback/Escrow Funds for purposes of this Agreement or (ii) delivered to Buyer at any time. The portion of the Escrow Earnings earned from the NWC Holdback shall be paid to Sellers at the time the NWC Holdback is distributed. All Escrow Earnings earned from the Escrow Funds shall be paid to Sellers (i) on the annual anniversary of the Closing Date, except that at the 18 month anniversary of the Closing Date, the Escrow Earnings shall be paid to Sellers together with the Escrow Funds payment, and (ii) on the date all Escrow Funds are distributed from the Escrow Account.
6.Certification and Tax Reporting.    The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. All interest or other income earned under this Escrow Agreement shall be allocated to the Sellers and reported, as and to the extent required by law, in accordance with the pro rata percentages in Exhibit C attached hereto, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Account by the Sellers whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Escrow Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority
7.Resignation and Removal of Escrow Agent. Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) calendar days prior written notice to Buyer and Sellers' Representative or may be removed, with or without cause, by either Buyer or Sellers' Representative by furnishing thirty (30) calendar days prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the earlier of (i) the appointment of a successor Escrow Agent as provided below, or (ii) thirty (30) calendar days after the written notice delivered by Escrow Agent referenced above is received by Buyer and Sellers' Representative. Upon any such notice of resignation or removal, Buyer and Sellers' Representative shall appoint a successor Escrow Agent hereunder. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Account and shall pay all NWC Holdback/Escrow Funds and Escrow Earnings to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable. If Buyer and Sellers' Representative fail to designate a successor Escrow Agent within ten (10) Business Days of receiving Escrow Agent's written notice of resignation, Escrow Agent may, at its sole discretion and option, institute an interpleader action in accordance with the terms of this Escrow Agreement.
8.Conflicting Demands or Claims. In the event Escrow Agent receives or becomes aware of conflicting demands or claims with respect to some or all of the NWC Holdback/Escrow Funds or the rights of any of the parties hereto, Escrow Agent may not distribute the portion of the NWC Holdback/Escrow Funds in dispute until such conflict is resolved. Such resolution of a conflict is determined in accordance with and upon receipt of (i) joint written instructions of Buyer and Sellers' Representative or (ii) a final, non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such order and legal opinion without further question. Escrow Agent shall have the further right to commence or defend an action or proceeding for the resolution of such conflict. In the event Escrow Agent files a suit in interpleader, it shall thereupon be fully released and discharged from all further obligations to perform any and all duties or obligations imposed upon it by this Escrow Agreement.
9.Interpleader. In the event Escrow Agent receives conflicting instructions regarding the NWC Holdback/Escrow Funds or its obligation hereunder, or the failure of Buyer and Sellers' Representative to appoint a successor Escrow Agent upon the resignation of Escrow Agent, Escrow Agent may commence an interpleader action in any state or federal court located in New Castle County, Delaware. Buyer and Sellers' Representative agree to the jurisdiction of any such court and agree that such venue is a convenient forum for hearing any disputes arising out of this Escrow Agreement, and waive any claim that such courts are not a convenient forum.
10.Termination of Escrow; Payment of Funds. This Escrow Agreement shall terminate upon the distribution of all of the NWC Holdback/Escrow Funds and Escrow Earnings. Upon determination of the Final Closing Date Net Working Capital, the NWC Holdback will be allocated among and paid to Buyer or Sellers, or apportioned among them, as applicable (i.e., as directed by the Written Direction). At the 18 month anniversary of the Closing Date, $6,500,000 of the Escrow Funds will be allocated among and paid to Sellers as set forth on Exhibit C less amounts for which Buyer has submitted a Written Direction. At the 24 month anniversary of the Closing Date, all remaining Escrow Funds and Escrow Earnings will be allocated among and paid to Sellers as set forth on Exhibit C less amounts for which Buyer has submitted a Written Direction.
11. Liability of Escrow Agent. Escrow Agent shall have no duties or responsibilities except those set forth herein, which the parties hereto agree are ministerial in nature, and no implied duties or obligations shall be inferred or otherwise imposed upon or against Escrow Agent. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase Agreement (the “Underlying Agreement”), nor shall the Escrow Agent be required to determine if any person or entity has complied with any Underlying Agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of any Underlying Agreement, even though reference thereto may be made in this Escrow Agreement. In the event of any conflict between the terms and provisions of this Escrow Agreement, those of the Underlying Agreement, any schedule or exhibit attached to this Escrow Agreement, or any other agreement among the Parties, the terms and conditions of this Escrow Agreement shall control. Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which Escrow Agent in good faith believes to be genuine and what it purports to be, including, but not limited to, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of the Escrow Agreement. It is expressly understood that Escrow Agent is obligated only to receive and hold the NWC Holdback/Escrow Funds as set forth in this Escrow Agreement, and to disburse the same in accordance with Written Direction given under the provisions of this Escrow Agreement. Escrow Agent shall not be liable hereunder or responsible, directly or indirectly, to anyone for any damages, losses or expenses unless the same shall be determined by adjudication to have been caused by the gross negligence or willful misconduct of Escrow Agent. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Account, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 12 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY special, Indirect or consequential damages or LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), even if the escrow agent has been advised of the possibility of such LOSSES OR damages AND REGARDLESS OF THE FORM OF ACTION. The parties to this Escrow Agreement agree to and hereby do waive any suit, claim demand or cause of action of any kind which it or they may have or may assert against Escrow Agent arising out of or relating to the execution or performance by Escrow Agent under this Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the breach of this Escrow Agreement or willful neglect or gross negligence of Escrow Agent. Buyer and Sellers' Representative, jointly and severally, agree to indemnify and hold harmless Escrow Agent against and from any and all claims, demands, costs, liabilities and expenses, including counsel fees and expenses, which may be asserted against it or to which it may be exposed or which it may incur by reason of its execution or performance under this Escrow Agreement, except those which have been finally adjudicated to have resulted from willful misconduct or gross negligence. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same unless required by law or the absence of the Escrow Agent would prejudice a Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. This paragraph shall survive the termination of this Escrow Agreement for any reason and the resignation and removal of the Escrow Agent.
12.    Security Procedures. Notwithstanding anything to the contrary as set forth in Section 17, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the NWC Holdback/Escrow Funds, including but not limited to any such funds transfer instructions that may be set forth in a Written Direction pursuant to Section 4 of this Escrow Agreement, may be given to the Escrow Agent only by confirmed facsimile (with a copy simultaneously delivered to all parties listed in Section 17) and no instruction for or related to the transfer or distribution of the NWC Holdback/Escrow Funds, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with Section 17 and as further evidenced by a confirmed transmittal to that number.
(a)    In the event funds transfer instructions are received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any of the individuals set forth in Schedule 1 with respect to Sellers' Representative or Buyer, as the case may be, as the Escrow Agent may select. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Sellers' Representative or Buyer to identify (i) the beneficiary (ii) the beneficiary's bank or (iii) an intermediary bank. The Escrow Agent may apply any of the NWC Holdback/Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated.
(b)    Sellers' Representative acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Sellers' Representative under this Escrow Agreement without a verifying call-back as set forth in Section 12(a) above:

Sellers' Representative's bank account information:
The National Bank of Indianapolis
Indianapolis, Indiana 46204
ABA No. 074006674
Account No.: 1471572
Acct Name: KGI Sellers, LLC
Attn: Linda J. Allen

Buyer acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Buyer under this Escrow Agreement without a verifying call-back as set forth in Section 12(a) above:

Buyer's bank account information:
Wachovia Bank, N.A.

12 East 49th Street, New York, NY 10017
ABA No. 031201467
Account No. 2000045578553
Acct Name: Audiovox Corporation

(c) The Parties acknowledge that the security procedures set forth in this Section 12 are commercially reasonable.
13. Fees of Escrow Agent. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid out of the Escrow Funds. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys' fees and expenses, occasioned by any such delay, controversy, litigation or event. The Escrow Agent shall have, and is hereby granted, a prior lien upon the NWC Holdback/Escrow Funds and Escrow Earnings with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights first from the Escrow Earnings and then from the NWC Holdback/Escrow Funds.
14.    Reports and Accounting. Escrow Agent will provide monthly reports, or upon reasonable request, to Buyer and Sellers' Representative reflecting disbursement activity in the Escrow Account for the period and year to date. Escrow Agent shall further issue a final report and accounting that summarizes the expenses and disbursements associated with the administration of the Escrow Account and such other reports as Buyer and Sellers' Representative may reasonably require from time to time. Information regarding the status of the Escrow Account shall be accessible to Buyer and Sellers' Representative. Escrow Agent will provide the name of the officer who will have principal responsibility for the management of the Escrow Account and who will be Escrow Agent's principal contact.
15.    Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its escrow business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

16.    Attachment of Funds and Escrow Earnings; Compliance with Legal Orders. In the event that any of the NWC Holdback/Escrow Funds and/or Escrow Earnings shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the NWC Holdback/Escrow Funds and/or Escrow Earnings, the Escrow Agent shall promptly notify Buyer and Sellers' Representative and is hereby expressly authorized, in its sole discretion, to respond as it in good faith deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of Buyer, Sellers or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
17.    Notices. All notices and other communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 12 above), shall be deemed to be duly given after it has been received if it is sent or served: (a) by facsimile; (b) by overnight courier; or (c) by prepaid registered mail, return receipt requested to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing.

If to Sellers' Representative	Fred S. Klipsch 3510 Sedgemoor Circle Carmel, Indiana 46032 Telephone: (317) 860-8211 Facsimile: (317) 860-9128
With a copy (which shall not constitute notice) to:
VantagePoint Venture Partners
Attn: General Counsel
1001 Bayhill Road, Suite 300
San Bruno, California 94066
Facsimile: (650) 869-6078

Barnes & Thornburg LLP
Attn: Tracy T. Larsen
171 Monroe Avenue N.W. Suite 1000
Grand Rapids, MI 49503
Telephone: (616) 742-3931
Facsimile: (616) 742-3999

If to Buyer:	Audiovox Corporation 150 Marcus Blvd. Hauppauge, NY 11788 Attn: Chief Financial Officer
With a copy (which shall not constitute notice) to:
Levy Stopol & Carmelo, LLP
Attn: Robert S. Levy
1425 Reckson Plaza
Uniondale NY 11556-1425
Telephone: (516) 802-7007
Facsimile: (516) 802-7008

Duane Morris LLP
Attn: Laurence S. Hughes
1540 Broadway
New York, NY 10036
Telephone: (212) 692-1004
Facsimile: (212) 202-6315

If to Escrow Agent:	JPMorgan Chase Bank, NA Attn: Rory Nowakowski, Escrow Services 420 W. Van Buren, Mail Code: IL1-0113 Chicago, IL 60606 Telephone: (312) 954-0159 Facsimile: (312) 954-0430
For purposes of this Escrow Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.
18.    Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by all of the parties to this Escrow Agreement. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion. Escrow Agent agrees to negotiate an amendment of this Escrow Agreement with respect to the treatment, designation, and/or use of the Escrow Account, should such amendment be deemed warranted by Buyer and Sellers' Representative.
19.    Governing Law; Venue. The Laws of the State of Delaware shall govern all questions concerning the construction, validity, interpretation and enforceability of this Escrow Agreement and the exhibits and schedules attached hereto, and the performance of the obligations imposed by this Escrow Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Any controversy, claim or dispute arising out of or relating to this Escrow Agreement shall be resolved as provided in Section 9.13 of the Purchase Agreement. Each Party and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement.
20.    Entire Agreement. This Escrow Agreement and the Purchase Agreement constitute the entire agreement between the Parties relating to the holding, investment and disbursement of the NWC Holdback/Escrow Funds and set forth in their entirety the obligations and duties of Escrow Agent with respect to the NWC Holdback/Escrow Funds. However, as it pertains to the Escrow Agent, only the Escrow Agreement shall apply.
21.    Binding Effect. All of the terms of this Escrow Agreement, as may be amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and assigns.
22.    Dealings. Nothing herein shall preclude Escrow Agent from acting in any other capacity for any party, person or entity referenced herein.
23.    Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.
24    Force Majeure.    No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.
25.    Signatures.    All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.
26.    No Third Parties.    Except as expressly provided in Section 11 above, nothing in this Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Escrow Agreement or any funds escrowed hereunder.

(Signature page follows)

IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed as of the date first above written.

BUYER:
SOUNDTECH LLC
By: AUDIOVOX CORPORATION
Its: Sole Member

By: s/Charles M. Stoehr
Charles M. Stoehr
Its: Senior Vice President

PARENT:
AUDIOVOX CORPORATION
By: s/Charles M. Stoehr
Charles M. Stoehr
Its: Senior Vice President

SELLERS' REPRESENTATIVE:
s/Fred S. Klipsch
Fred S. Klipsch

ESCROW AGENT:
JPMORGAN CHASE BANK, N.A.
s/Rory Nowakowski
By: Rory Nowakowski
Its: Vice President

Schedule 1
Telephone Number(s) and authorized signature(s) for
Person(s) Designated to give Funds Transfer Instructions
If from Buyer:

Name                Telephone Number        Signature

1.    ____________________________________________    ___________________

2.    ____________________________________________    ___________________

3.    ____________________________________________    ___________________

If from Sellers' Representative:

Name                Telephone Number        Signature

1.    ____________________________________________    ___________________

2.    ____________________________________________    ___________________

3.    ____________________________________________    ___________________

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Funds Transfer Instructions

If from Buyer:

Name                        Telephone Number

1.    ______________________            _______________________

2.    ______________________            _______________________

3.    ______________________            _______________________

If from Sellers' Representative:

Name                        Telephone Number

1.    ______________________            _______________________

2.    ______________________            _______________________

3.    ______________________            _______________________

Exhibit A
Escrow Agent's Compensation:

New Account Acceptance Fee . . . . . . . . . . . . . . . . . . . Waived
One-time fee payable upon Account Opening

A New Account Acceptance Fee will be charged for the Bank's review of the Escrow Agreement along with any related account documentation.

Annual Administrative Fee . . . . . . . . . . . . . . . . . . . . $2,500
Payable upon Account Opening and in Advance
of each year of service as Escrow Agent

The Annual Administrative Fee will cover the Bank's standard Escrow services including, but not limited to, account setup, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Escrow Agreement. These fees cover a full year, or any part thereof, and thus are not prorated in the year of termination. The account will be invoiced in the month in which the account is opened and annually thereafter. Payment of the invoice is due 30 days following receipt.

Out-of-Pocket Expenses:

Any reasonable out-of-pocket expenses including attorney's fees will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at cost.

Modification of Fees:

Circumstances may arise necessitating a change in the foregoing fee schedule. The Bank will maintain the fees at a level that is fair and reasonable in relation to the responsibilities assumed and the duties performed.

Disclosure & Assumptions:

•	The fees quoted in this schedule assume that the escrow deposit will be continuously invested in the JPMorgan Chase Bank Money Market Account.

•	Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges.

•
U.S. law permits the parties to make up to six (6) pre-authorized withdrawals from an MMDA per calendar month or statement cycle or similar period. If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item. The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from an MMDA. The Escrow Agent does not presently exercise this right.

•
Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent's identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

Exhibit B

Written Direction Example

[ ___]
Account # [___]

Reference is made to that certain Escrow Agreement (the “Escrow Agreement”) dated as of February ___, 2011, by and among Soundtech LLC, a Delaware limited liability company (“Buyer”), Audiovox Corporation, a Delaware corporation (“Parent”), Fred S. Klipsch, as Sellers' Representative and JP Morgan Chase Bank, N.A., a national banking association, as escrow agent (“Escrow Agent”). All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Escrow Agreement. In accord with the Escrow Agreement and the Purchase Agreement, [Buyer or Sellers' Representative] direct Escrow Agent to take the following action with respect to the [NWC Holdback/Escrow Funds]:

Escrow Agent shall _______________________________________________________ _____________________________________________________________________________________________________________________________________________________________________________________.

DATED: ______________, 201__.

[BUYER or SELLERS'
REPRESENTATIVE]:

By: ________________________
Name:
Its:

Exhibit C

Allocation of the NWC Holdback/Escrow Funds and Escrow Earnings among Sellers

Seller	% Ownership

Vantagepoint Venture Partners III, L.P.	0.897%
Vantagepoint Venture Partners III (Q), L.P.	7.369%
Vantagepoint Venture Partners IV, L.P.	3.169%
Vantagepoint Venture Partners IV (Q), L.P.	31.651%
Vantagepoint Venture Partners IV Principals Fund, L.P.	0.115%
Fred S. Klipsch	13.173%
Judy L. Klipsch Wealth Trust	2.978%
Fred and Judy Klipsch Family Wealth Trust for Michael F. Klipsch	5.872%
Fred and Judy Klipsch Family Wealth Trust for Stephen P. Klipsch	5.872%
Fred and Judy Klipsch Family Wealth Trust for Thomas B. Meyer and Wendy J. Meyer	2.978%
Michael F. Klipsch	3.010%
Stephen P. Klipsch	3.010%
T. Paul Jacobs	2.157%
Frederick L. Farrar	2.278%
Charles F. Lieske	0.908%
Kyle E. Lanham	1.423%
Lisa M. Lanham	1.423%
Charles E. Lanham Family Wealth Trust u/a 9/25/07 for Kyle E. Lanham	1.571%
Charles E. Lanham Family Wealth Trust u/a 9/25/07 for Lisa Lanham	1.571%
Charles Lanham 2007 Annuity Trust u/a 10/31/07	1.806%
David Kelley	1.441%
Nancy Mills	0.271%
Lance E. Jones	0.135%
Oscar Bernardo	0.119%
Thomas Jacoby	3.316%
John Carter	1.484%
TOTAL	100.00%